Exhibit 99.1

LookSmart Appoints Damian E. Smith Interim CEO

Preliminary Fourth Quarter Results Above Expectations; Restructuring Initiatives Underway

SAN FRANCISCO, Jan. 20 /PRNewswire-FirstCall/ — LookSmart®, Ltd. (Nasdaq: LOOK - News; ASX: LOK - News), a leader in search, announced today that Jason Kellerman will be stepping down as the Company’s Chief Executive Officer and member of the Board of Directors. The Company’s Board of Directors has appointed Damian E. Smith, previously CEO LookSmart Australia and VP International, to serve as the Company’s interim Chief Executive Officer, effective immediately. A Board-directed search for a successor is now underway.

The company also announced preliminary results for the fourth quarter 2003 that are stronger than previously estimated with revenues between $43 and $45 million. Cash generation of approximately $8.7 million was particularly strong during the quarter with total cash and marketable securities rising to approximately $70 million as of December 31, 2003.

LookSmart has made substantial progress in its restructuring efforts following the completion of its distribution agreement with MSN on January 15, 2004. The Company has recently sold the assets of its Australian operation to its yellow pages business partner, Sensis, a division of Telstra Ltd., Australia’s leading telecommunications company, and has announced the closure of its UK operations. LookSmart expects to reduce its headcount from 429 at the end of the third quarter 2003 to less than 200 by the end of the first quarter 2004. The Company will report final financial results for the fourth quarter 2003 and will provide a more detailed update on its restructuring plans on its regularly scheduled conference call on February 5, 2004.

“Damian is a strong operational leader who has demonstrated success in building and re-building businesses for profitability. He has strong knowledge of all aspects of the company’s operations since joining the product development group in 1998, having overseen several critical technology acquisitions and progressing rapidly into a senior leadership role,” said Evan Thornley, LookSmart’s Chairman. “We appreciate Jason’s many contributions to the company culminating in our recent strong financial results.”

“The team and I are now completing the restructuring of the company to align our operations with the significant reduction in revenue expected. We are dramatically cutting costs, positioning our pay-for-placement business for growth and applying our technology assets to capture new and exciting opportunities in the large, growing and profitable Internet search industry,” said Mr. Smith. “LookSmart has made several successful business transitions in our history and we are committed to rebuilding the business to generate long-term profitability.”

Mr. Smith joined LookSmart in 1998 and was previously in senior operating roles at Boral, Australia’s leading building products company. He holds a Masters degree in Public Policy from Harvard University and an Arts degree from the University of Sydney.

About LookSmart

LookSmart is a leading provider of Internet search solutions and the global leader in paid search inclusion. Combining award-winning technology, editorial expertise, and community-based initiatives, LookSmart provides users with highly relevant search results, while delivering targeted sales leads to online businesses. LookSmart results reach Internet users worldwide through top portals, ISPs, and search services including Lycos, InfoSpace, RoadRunner, CNET and LookSmart.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws including, without limitation, statements regarding our future financial performance (including revenues, net income, restructuring charges, variable accounting credits or charges, cash generation and other financial metrics), our ability to restructure the business (including reduction in headcount, selection of a new chief executive officer, reduction in our operating costs and closure of offices), and our ability to position our business for future growth. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially, including, among others, possible fluctuations in the demand for our services; possible fluctuations in economic conditions affecting the markets for our services; our ability to compete with existing or new competitors; possible future price competition or other actions by our competitors; the risk that our key performance metrics, including overall traffic and use of our services, number of paid clicks, average price per paid click and the number of advertisers that might not continue to increase at historical rates or might decline; the risk that we may not restructure our business in the time frames expected or that we may not experience the cost reduction expected from such restructuring efforts; the risk that we may not develop additional sources of queries or user traffic to enable us to regain profitability. In addition, your should read the risk factors detailed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that we undertake no obligation to revise or update publicly any forward-looking statements for any reason. “LookSmart” is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor and Media Contacts:
Alex Wellins, Jennifer Jarman	Bill Lonergan
The Blueshirt Group	Chief Financial Officer, LookSmart
415-217-7722	(415) 348-7550